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                                                                     EXHIBIT 5.1

               [JEFFER, MANGELS, BUTLER & MARMARO LLP LETTERHEAD]


                                October 23, 2000                      56404-0074


Maxicare Health Plans, Inc.
1149 South Broadway, Suite 910
Los Angeles, CA 90015

                  Re: Maxicare Health Plans, Inc. (the "Company") Registration Statement For Resale by Selling Stockholders of Common Stock, $0.01 par value ("Common Stock")

Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-3 dated October 23, 2000 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 8,100,000 shares of Common Stock for resale by certain selling stockholders (the "Selling Stockholder Stock").

                  It is our opinion that upon the payment for and delivery of the Selling Stockholder Stock in accordance with the terms of the Common Stock Purchase Agreements by and between the Company and the purchasers of the Selling Stockholder Stock, the Selling Stockholder Stock will, upon the resale thereof by the selling stockholders in the manner referred to in the Registration Statement, be legally issued, fully-paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus which is a part thereof.

                                       Respectfully submitted,


                                       /s/ Jeffer, Mangels, Butler & Marmaro LLP